Exhibit 23.3

CONSENT OF AGAPITO ASSOCIATES, INC.

Agapito Associates, Inc. (“AAI”) hereby consents to the references to AAI in the form and context in which they appear in the Annual Report on Form 10-K of Intrepid Potash, Inc. (“Intrepid”) for the fiscal year ended December 31, 2021, as amended, and to the use of the information supplied by AAI under the caption “Item 2. Properties – Mineral Resource and Reserves.” AAI further consents to the incorporation by reference thereof into the Registration Statement on Form S-3 filed by Intrepid and certain of its subsidiaries. AAI further consents to the reference to AAI under the heading “Experts” in the prospectus.

Agapito Associates, Inc.

	By:	/s/ Christopher M. Ross
Name: Christopher M. Ross, P.E.
Title: Senior Associate

Grand Junction, Colorado
August 5, 2022